UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 10, 2012

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	000-53088	91-2079472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3901 Schreiber Way, Coeur d’Alene, Idaho	83815
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:    208-773-7450

Former address:    3773 W Fifth Avenue, Post Falls, Idaho 83854

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Appointment of Officer and new Director.

On December 10, 2012, the Company appointed J.D. Smith, age 42, to the Board of Directors.

Following is a brief description of Mr. Smith’s business experience:

Mr. Smith has worked in real estate investment, construction and development since 1982.  In 1990 he formed his first operating company to buy and maintain residential rental properties and obtained his real estate license.  In 1993 he graduated from Arizona State University with a Bachelors of Science degree in Real Estate.  From 1993 until 2008 he developed over two dozen projects in the Phoenix Metropolitan area, through JD Investments, Inc., The High Sonoran Group, Inc. and JD Smith Development, LLC.  From 2008 until 2012 he was the Director of Development for CP Financial, a venture capital firm based in Scottsdale, Arizona.   Currently, Mr. Smith is the owner of Real Estate Investment Consultants, LLC, an investment firm serving all sectors of the real estate, investment and development businesses.  He serves on the Board of Directors of iMedicor, Inc., a company registered under the Securities Exchange Act of 1934. He is also the Chair of WESCO Energy Corporation, a company owned by Sonoran Pacific Resources.

There have been no transactions between Mr. Smith and the Company during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K that have not already been reported on Form 10-K. There are no family relationships between Mr. Smith and any officer or Director of the Company. There are no arrangements or understandings between Mr. Smith and any other person pursuant to which Mr.  Smith was appointed as a Director. There are no transactions in which Mr. Smith had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended, except that Mr Smith is the son of the beneficial owner of Sonoran Pacific Resources, LLP, an Arizona Limited Liability Partnership, a significant shareholder in Command Center, Inc.

Mr. Smith’s compensation as a non-employee director will be determined by the Compensation Committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.

December 13, 2012	By:	/s/ Glenn Welstad
Name: Glenn Welstad
Title: Chief Executive Officer

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